April 20, 2017
Name
Department
Dear Name:
This letter replaces and supersedes the letter you received dated April 7, 2017, regarding a Retention Award. You are a highly valued team member and your commitment and contributions will be particularly important in the period ahead of us. We are therefore pleased to inform you that pursuant to the terms of this letter agreement (the "Award Agreement"), Fidelity & Guaranty Life (the “Company”) is offering you a retention incentive bonus in the form of a cash payment on the terms set forth herein (the “Retention Award”). Capitalized terms that are used but not defined herein will have the meaning ascribed to such terms in the Fidelity & Guaranty Life 2015 Severance Plan (the “Severance Plan”).
Retention Award

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Payment of the Retention Award is contingent upon the consummation of a transaction that results in a Change in Control. If consummation of a Change in Control transaction (the “Closing Date”) does not occur on or before December 31, 2017, the Retention Award will expire.

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If you remain employed by the Company or one of its subsidiaries or an acquirer through the one year anniversary of the Closing Date (or your employment is terminated by the Company or one of its subsidiaries or an acquirer without Cause or your position is eliminated and you are not offered Comparable Employment before the one year anniversary of the Closing Date), you will receive a Retention Award in the amount of $X,XXX, which represents XX% of your base salary as of the date of this letter. This amount is payable on the first regular pay date immediately following the one year anniversary of the Closing Date or, if applicable, the first regular pay date after your employment terminates without Cause or the date you resign following not being offered Comparable Employment.

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The Retention Award will not be paid if (a) you voluntarily terminate your employment prior to the one year anniversary of the Closing Date (unless you voluntarily terminate your employment and are eligible for the Change in Control Context severance benefit under Section 2 of the Severance Plan, in which case your Retention Award will be paid on the first regular pay date after your employment terminates) or (b) your employment is terminated by the Company or any of its subsidiaries for Cause.

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The Retention Award is offered to you in addition to any other compensation or payments you may be eligible for under plans, contracts or programs of the Company and is subject to all legally required taxes and withholding amounts.

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Except as otherwise stated under any employee benefit plan, policy or program, the Retention Award shall not be treated as compensation for purposes of calculating your rights under any such plan, policy or program.

Confidentiality. Because of the highly personal and confidential nature of the Retention Award, it is important that you do not disclose the details of this Award Agreement to any other employee, or discuss its contents with anyone other than your supervisor, your Human Resources representative, your immediate family and your legal counsel and personal tax advisors. Failure to comply with this requirement may render you ineligible to receive the Retention Award.

No Right of Employment. Neither this Award Agreement nor the payment of any benefits hereunder shall be construed as giving you, or any other person, the right to be retained in the service of the Company or its subsidiaries. This Award Agreement is meant to supplement, and not supersede or amend, the terms of any employment agreement between you and the

Fidelity & Guaranty Life Insurance Company | Two Ruan Center | 601 Locust St, Suite #1400, Des Moines, IA 50309
1 888 697 LIFE | 515 244 1199 (fax) | www.fglife.com

Company or any of its subsidiaries. Except for the additional obligation relating to the Retention Award, nothing herein shall be interpreted or construed to modify, amend or otherwise alter the obligations of the either party under the terms of any employment agreement that may exist between you and the Company. Except to the extent provided under an employment agreement with the Company, your employment with the Company is “at-will,” meaning that either you or the Company may terminate your employment at any time and for any reason.
Fidelity & Guaranty Life Insurance Company expressly guarantees the payment of the Retention Award by the Company.
We are pleased to be able to provide you with this incentive and look forward to your active participation during this important time for the Company.
Thanks for all you have done and will continue to do to make our company successful!
Sincerely,

Christopher J. Littlefield
President & CEO
Signed on behalf of Fidelity & Guaranty Life and
Fidelity & Guaranty Life Insurance Company

Fidelity & Guaranty Life Insurance Company | Two Ruan Center | 601 Locust St, Suite #1400, Des Moines, IA 50309
1 888 697 LIFE | 515 244 1199 (fax) | www.fglife.com